EXHIBIT 5

Butler Manufacturing Company


John W. Huey
Vice President, General Counsel
  and Secretary


April 18, 2002

Butler Manufacturing Company
1540 Genessee
Kansas City, Missouri 64102

Gentlemen:

     I am Vice President, General Counsel and Secretary of Butler Manufacturing Company, a Delaware corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of shares of Common Stock to be distributed pursuant to the Butler Manufacturing Company Stock Incentive Plan of 2002 (the "Stock Incentive Plan") and the 2002 Stock Option Plan for Outside Directors (the "Directors Plan" and together with the
Stock Incentive Plan, the "Plans"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     In connection therewith, I or attorneys under my supervision have examined the originals, or certified, conformed or reproduction copies of:

          (i)  resolutions of the Board of Directors and stockholders;

          (ii) the Registration Statement;

          (iii) the Plans;

          (iv) the Restated Certificate of Incorporation of the Company; and

          (v)  the Bylaws of the Company.

     I, or attorneys under my supervision, have also made such other factual and legal investigations as I have deemed necessary and appropriate in order to render the opinion hereinafter expressed. In such examination, I or the attorneys under my supervision, have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified copies or photocopies. As to any facts material to the opinion set forth below which were not independently established or verified, I or the attorneys under my supervision have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

     (1) the Plans have been duly adopted by the Company; and

     (2) authorized but previously unissued shares of Common Stock of the Company or issued shares of Common Stock that are held by the Company in its treasury that are issued by the Company in accordance with the provisions of the Plans, and whose purchase price or other lawful consideration therefor has been duly provided to the Company will be validly issued, fully paid and non-assessable.

     (3) Neither of the Plans is subject to the Employment Retirement Income Securities Act of 1974.

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     I hereby  consent  to the  filing  of this  opinion  as an  exhibit  to the
Registration Statement and to all references to the undersigned in the Registration Statement and all amendments thereto. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                             Very truly yours,

                             /s/ John W. Huey
                                 John W. Huey
                                 Vice President, General Counsel and Secretary